UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	December 27, 2013

DARLING INTERNATIONAL INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-13323	36-2495346
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

251 O’CONNOR RIDGE BLVD., SUITE 300, IRVING, TEXAS	75038
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(972) 717-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Certain Officers
In connection with entering into certain Transitional Services Agreements with Darling International, Inc. (the “Company”) as described below, Neil Katchen, Executive Vice President - Co-Chief Operations Officer of the Company, and John O. Muse, Executive Vice President - Chief Administrative Officer of the Company, each ceased to serve as an executive officer of the Company effective as of December 28, 2013, the last day of the Company’s 2013 fiscal year. Messrs. Katchen and Muse will continue to provide services to the Company in non-executive officer capacities for a transitional period after December 28, 2013, as described below. In addition, Robert A. Griffin, President of the Company, has announced his retirement from the Company effective January 1, 2014.
Transitional Services Agreement
On December 27, 2013, the Company entered into a Transitional Services Agreement (each a “Transitional Agreement” and together, the “Transitional Agreements”) with each of Neil Katchen and John O. Muse. Each of Messrs. Katchen and Muse is referred to herein individually as “Employee” and together as the “Employees.” The following is a brief description of the material terms and conditions of the Transitional Agreements and is qualified in its entirety by reference to the full text of the Transitional Agreements which are filed as Exhibit 10.1 and Exhibit 10.2 hereto and incorporated herein by reference.
During the period (the “Transitional Services Period”) beginning December 29, 2013 and ending on December 31, 2014 (the “Retirement Date”), each Employee will continue to serve as a full-time employee of the Company in a non-executive, non-officer capacity. Mr. Katchen will hold the position of Chief Integration Officer - Canada and will have duties related to the integration of the recent Rothsay acquisition. Mr. Muse will hold the position of Chief Synergy Officer and will have duties related to the integration of the Vion Ingredients acquisition scheduled to close in early 2014. Both Employees will report to the Company’s Chief Executive Officer. The Employees will retire from the Company on the Retirement Date. Each Transitional Agreement supersedes and replaces the Amended and Restated Senior Executive Termination Benefits Agreement that each Employee previously entered into with the Company. In the case of Mr. Muse, the Transitional Agreement is conditioned on the closing of the Vion Ingredients acquisition.
Each Transitional Agreement entitles the Employee to the following compensation and benefits during the Transitional Services Period:

1.	Base salary set at an annual rate of (a) $1,000,000 for Mr. Katchen, and (b) $1,700,000 for Mr. Muse.

2.
Continued eligibility to earn an annual cash incentive award and long term incentive awards for performance in 2013 under the Company’s annual and long-term incentive compensation programs applicable to senior executives for 2013.

3.
Continued eligibility to receive “Grant Three” under the 2010 Special Incentive Program subject to the achievement of stated performance goals and employment requirements during 2014. No other annual or long-term incentive compensation awards will be earned for services during 2014.

4.	Accelerated vesting as of the Retirement Date with respect to all outstanding unvested stock options and restricted stock awards held by the Employee on the Retirement Date.

5.	Continued eligibility to participate in health and welfare benefits, qualified retirement plans, and other Company benefits that are generally provided to similarly situated executives.

Each Transitional Agreement provides certain benefits if, prior to the Retirement Date, the Executive’s employment is terminated by (i) his death or disability, or (ii) the Company without “Cause” (as defined in the Transitional Agreement). In either event, the Employee will be entitled to the accelerated vesting of all outstanding unvested stock options and restricted stock awards held by the Employee on the applicable date of termination. In addition, in case of termination of employment by the Company without Cause, the Employee will continue to receive through December 31, 2014 (i) the Employee’s base salary at the rate stated above and (ii) continued participation in any life, disability, health and dental plans, and any other similar fringe benefits of the Company (except business accident insurance and continued contributions to qualified retirement plans). The payments and benefits in connection with termination of employment by the Company without Cause are conditioned on the Employee providing the Company with a release of claims.

The Transitional Agreements also contain certain post-employment obligations on Employee’s part, including (i) a non-competition agreement for 24 months, (ii) non-solicitation of employees for 12 months, (iii) nondisclosure of confidential information, (iv) return of Company property, (v) non-disparagement of the Company and its business, and (vi) continued cooperation in certain matters involving the Company.

Item 9.01.     Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description

10.1	Transitional Services Agreement dated December 27, 2013 by and between Darling International Inc. and John O. Muse.

10.2	Transitional Services Agreement dated December 27, 2013 by and between Darling International Inc. and Neil Katchen.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARLING INTERNATIONAL INC.

Date: December 30, 2013	By:	/s/ John F. Sterling
John F. Sterling
Executive Vice President and General Counsel

EXHIBIT LIST

Exhibit No.	Description

10.1	Transitional Services Agreement dated December 27, 2013 by and between Darling International Inc. and John O. Muse.

10.2	Transitional Services Agreement dated December 27, 2013 by and between Darling International Inc. and Neil Katchen.

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